                                                                     Exhibit 4.1

                                                                  Execution Copy

                              MOLL INDUSTRIES, INC.
                                     ISSUER

                              ANCHOR HOLDINGS, INC.
                                    GUARANTOR

                                       AND

                       STATE STREET BANK AND TRUST COMPANY
                       (SUCCESSOR TO FLEET NATIONAL BANK)
                                     TRUSTEE

--------------------------------------------------------------------------------

                          SECOND SUPPLEMENTAL INDENTURE

                           DATED AS OF AUGUST 8, 2000

--------------------------------------------------------------------------------


                                       TO

                     THE INDENTURE DATED AS OF APRIL 2, 1997
      BETWEEN MOLL INDUSTRIES, INC. (F/K/A ANCHOR ADVANCED PRODUCTS, INC.),
          ANCHOR HOLDINGS, INC. AND STATE STREET BANK AND TRUST COMPANY
               (AS SUCCESSOR TO FLEET NATIONAL BANK), AS TRUSTEE,
             RELATING TO $100 MILLION AGGREGATE PRINCIPAL AMOUNT OF
                     11 3/4% SERIES B SENIOR NOTES DUE 2004

                          SECOND SUPPLEMENTAL INDENTURE

         THIS SECOND SUPPLEMENTAL INDENTURE (the "Supplemental Indenture") is made as of the 8th day of August, 2000, among Moll Industries, Inc. (f/k/a Anchor Advanced Products, Inc.) (the "Issuer"), Anchor Holdings, Inc. ("Holdings") and State Street Bank and Trust Company (as successor to Fleet National Bank), as trustee (the "Trustee").

         WHEREAS, the Issuer, Holdings and the Trustee heretofore executed and delivered an Indenture, dated as of April 2, 1997, as amended and supplemented by a First Supplemental Indenture thereto, dated as of March 18, 1998 (as so amended and supplemented, the "Indenture"); and

         WHEREAS, pursuant to the Indenture, the Issuer issued and the Trustee authenticated and delivered $100 million aggregate principal amount of the Issuer's 11 3/4% Senior Notes due 2004 (the "Initial Notes"); and

         WHEREAS, pursuant to an exchange offer registered with the Securities and Exchange Commission on a Registration Statement No. 333-26943 on Form S-4, the Issuer offered to, and did, exchange $100 million in aggregate principal amount of its 11 3/4% Series B Senior Notes due 2004 (the "Exchange Notes" and, together with the Initial Notes, the "Notes") for $100 million in aggregate principal amount of the Initial Notes; and

         WHEREAS, the Initial Notes were, and the Exchange Notes are, unconditionally guaranteed on a senior basis by Holdings; and

         WHEREAS, Section 9.02 of the Indenture provides that the Issuer, when authorized by Board Resolution, and the Trustee, with the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes outstanding, may amend the Indenture, subject to certain exceptions (none of which is applicable to the amendments (the "Amendments") contained in Section
2.01 of this Supplemental Indenture) specified in Section 9.02 of the Indenture; and

         WHEREAS, pursuant to its Offer to Purchase and Consent Solicitation, dated June 13, 2000, as amended as of July 18, 2000 and as extended (the "Consent Solicitation"), the Issuer solicited consents of the Holders to the Amendments, which if adopted would (i) amend the Indenture by adding thereto the additional covenants and agreements set forth below , (ii) amend the Table of Contents to the Indenture to include references to new Articles 10 and 11 to be added to the Indenture, (iii) amend Section 1.01 of the Indenture by adding thereto certain definitions relating to the new Articles 10 and 11 to be added to the Indenture, by adding thereto the definition of the term "Borrowing Base" set forth below and by amending the definitions of the terms "New Credit Facility" and "Permitted Liens" as set forth below, (iv) amend Section 4.09 of the Indenture as set forth below, (v) amend Section 4.10 of the Indenture as set forth below; (vi) amend Article 4 of the Indenture by adding thereto new Sections 4.18 and 4.19, (vii) amend Section 5.01 of the Indenture as set forth below, (viii) amend Section 6.01 of the Indenture as set forth below, (ix) amend Section 6.03 of the Indenture as set forth below, and (x) amend the Indenture by adding thereto new Articles 10 and 11;
and

         WHEREAS, the Holders of not less than a majority in aggregate principal amount of the outstanding Notes have duly consented to the Amendments set forth in this Supplemental Indenture in accordance with Section 9.02 of the Indenture; and

         WHEREAS, the Issuer has heretofore delivered or is delivering contemporaneously herewith to the Trustee (i) a copy of Board Resolutions authorizing the execution, delivery and performance of this Supplemental Indenture, (ii) evidence of the written consent of the Holders set forth in the immediately preceding paragraph, and (iii) an Opinion of Counsel in compliance with and to the effect set forth in Section 1.01, 9.02 and 9.06 of the Indenture; and

         WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture valid and binding have been complied with or have been done or performed;

         NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Indenture which, absent this Supplemental Indenture, might operate to limit such action, the Issuer, Holdings and the Trustee agree as follows for the equal and ratable benefit of the Holders of the Notes:

                                    ARTICLE I
                                   DEFINITIONS

         SECTION 1.01. GENERAL. For all purposes of the Indenture and this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

         (a) the words "herein", "hereof" and "hereunder" and other words of similar import refer to the Indenture and this Supplemental Indenture as a whole and not to any particular Article, Section or subdivision; and

         (b) capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

                                   ARTICLE II
                              AMENDMENTS AND WAIVER

         SECTION 2.01. AMENDMENTS. Subject to Section 3.01 hereof, the Indenture is hereby amended in the following respects:

         (a) In addition to all of their other covenants and agreements set forth in the Indenture, the Guarantor and the Issuer hereby covenant and agree as follows (which additional covenants and agreements shall constitute a collective amendment of the Indenture). Effective upon the effectiveness of the Amendments as provided in Section 3.01 hereof, the Guarantor and the Issuer shall cause to be executed and delivered to the Trustee (and the Trustee is authorized to execute and deliver) the following documents in form and substance satisfactory to the Trustee:

              (i) security agreements, pledge agreements, mortgages and deeds of trust between the Trustee and the Issuer evidencing perfected security interests in and valid liens on substantially all of the tangible and intangible real and personal property and fixtures of the Issuer (the "Collateral Documents"); and

              (ii) an intercreditor agreement among Bank of America, N.A., the Trustee and the Issuer evidencing the subordination of the security interests and liens granted pursuant to the Collateral Documents to the security interests and liens granted pursuant to the New Credit Facility.

         (b) The Index to the Indenture is hereby amended by inserting the following new Articles 10 and 11 and renumbering accordingly the subsequent Articles.

                                   ARTICLE 10
                                   COLLATERAL

         Section 10.01 Collateral Documents; Additional Collateral................................
         Section 10.02 Recording, Registration and Opinions.......................................
         Section 10.03 Release of Collateral......................................................
         Section 10.04 Possession and Use of Collateral...........................................
         Section 10.05 Insurance and Condemnation Proceeds........................................
         Section 10.06 Environmental Laws.........................................................
         Section 10.07 Specified Releases of Collateral...........................................
         Section 10.08 Disposition of Collateral Without Release..................................
         Section 10.09 Form and Sufficiency of Release............................................
         Section 10.10 Purchaser Protected........................................................
         Section 10.11 Authorization of Actions To Be Taken by the Trustee Under the
                        Collateral Documents......................................................
         Section 10.12 Authorization of Receipt of Funds by the Trustee Under the
                        Collateral Documents......................................................



                                   ARTICLE 11
                           APPLICATION OF TRUST MONIES

         Section 11.01 Collateral Account.........................................................
         Section 11.02 Withdrawal of Insurance Proceeds and Condemnation Awards...................
         Section 11.03 Withdrawal of Net Cash Proceeds to Fund an Asset Sale Offer................
         Section 11.04 Withdrawal of Trust Monies for Investment in Replacement Assets............
         Section 11.05 Investment of Trust Monies.................................................


         (c) Section 1.01 of the Indenture is hereby amended by adding thereto the following definitions:

              "BORROWING BASE" means, as of any date, an amount equal to the sum of (a) 85% of the face amount of all accounts receivable owned by the Issuer and its Restricted Subsidiaries as of such date that are not more than 90 days past due, plus (b) 50% of the book value of all inventory (excluding work in progress) owned by the Issuer and its Restricted Subsidiaries as of such date, plus (c) 25% of the book value of all inventory owned by the Issuer and its Restricted Subsidiaries as of such date that is work in progress, all calculated on a consolidated basis and in accordance with GAAP. To the extent that information is not available as to the amount of accounts receivable or inventory or trade payables as of a specific date, the Issuer may utilize the most recent available information for purposes of calculating the Borrowing Base.

              "COLLATERAL" means any assets of the Issuer or any Guarantor defined as "Collateral," "Mortgaged Property," "Trust Property" or the like in any of the Collateral Documents.

              "COLLATERAL ACCOUNT" means the collateral account established pursuant to Section 11.01 of this Indenture.

              "COLLATERAL DOCUMENTS" means, collectively, the Mortgages and Deeds of Trust, any Stock Pledge Agreements, this Indenture, as supplemented, the Issuer Subordinated Security Agreement, the Intercreditor Agreement and all other pledges, agreements, instruments, financing statements, filing or other documents that evidence, set forth or limit the Lien in favor of the Trustee in the Collateral.

              "INTERCREDITOR AGREEMENT" means the Intercreditor Agreement substantially in the form attached as Exhibit F to this Indenture.

              "ISSUER SUBORDINATED SECURITY AGREEMENT" means the Subordinated Security Agreement substantially in the form attached as Exhibit C to this Indenture.

              "MORTGAGES AND DEED OF TRUST" means the Mortgages and Deeds of Trust of even date herewith listed on Exhibit D to this Indenture, or such other mortgages and deeds of trust in form and substance satisfactory to the Trustee.

              "NET AWARDS" means all proceeds, awards or payments for any Collateral which is taken by eminent domain, expropriation or similar governmental actions or sold pursuant to the exercise by the United States of America or any State, municipality, province or other governmental authority of any right which it may have to purchase, or to designate a purchaser or to order a sale of, all or any part of the Collateral, in each case less collection expenses.

              "NET INSURANCE PROCEEDS" means any insurance proceeds (excluding liability insurance proceeds payable to the Trustee for any loss, liability of expense incurred by it) in respect of damage to, or the loss, destruction or condemnation of, all or any portion of the Collateral, less collection costs.

              "STOCK PLEDGE AGREEMENT" means any Pledge Agreement substantially in the form attached as Exhibit E to this Indenture.

              "TRUST MONIES" means all cash and cash equivalents received by the Trustee (i) (subject to the Intercreditor Agreement) upon the release of Collateral from the Lien of this Indenture or the Collateral Documents, including all Net Proceeds from the sale of Collateral (and amounts deemed, pursuant to this Indenture, to constitute Net Proceeds from the sale of Collateral) and all moneys received in respect of the principal of all purchase money, governmental and other obligations;
         (ii) as Net Insurance Proceeds (subject to the Intercreditor Agreement); (iii) pursuant to the Collateral Documents; (iv) as proceeds of any sale or other disposition of all or any part of the Collateral by or on behalf of the Trustee or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Collateral pursuant to this Indenture or any of the Collateral Documents or otherwise; (v) (subject to the Intercreditor Agreement) which constitute Net Proceeds from the sale of Collateral or are deemed pursuant to this Indenture to constitute Net Proceeds from the sale of Collateral from any transaction which results in a Guarantor being released from its Guarantee pursuant to this Indenture; or (vi) for application as provided in the relevant provisions of this Indenture or any Collateral Document or which disposition is not otherwise specifically provided for in this Indenture or in any Collateral Document.

              "U.S. GOVERNMENT OBLIGATIONS" means direct obligations of the United States of America for the payment of which the full faith and credit of the United States of America is pledged.

         (d) Section 1.01 of the Indenture is hereby further amended by amending the definition of the term "New Credit Facility" to read as follows:

              "NEW CREDIT FACILITY" means that certain Amended and Restated Credit Agreement, dated as of August 9, 2000, by and among the Issuer, the lenders party thereto in their capacities as lenders thereunder and Bank of America, N.A., as agent, providing for up to $50.0 million of revolving credit borrowings and a $35.0 million term loan, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

         (e) Section 1.01 of the Indenture is hereby further amended by amending clause "(ii)" of the definition of the term "Permitted Liens" to read as follows:

              (ii) any Lien securing obligations under the New Credit Facility and any Guarantee thereof, which obligations or Guarantee are permitted by the terms of this Indenture to be incurred and outstanding, and any Lien securing obligations under the Notes and any Guarantee thereof, provided that any such Lien is at all times subordinate to any Liens then in existence securing obligations under the New Credit Facility and any Guarantee thereof;

         (f) Section 4.09 of the Indenture is hereby amended by amending and restating subparagraph (i) of the second paragraph thereof to read as follows:

              (i) the incurrence by the Issuer and its Restricted Subsidiaries of Indebtedness under the New Credit Facility (including up to $50.0 million of revolving credit borrowings and a $35.0 million term loan) or any other credit facilities; PROVIDED that the aggregate principal amount of all revolving credit Indebtedness and letters of credit of the Issuer and its Subsidiaries outstanding under all such credit facilities after giving effect to such incurrence (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer and its Subsidiaries thereunder) does not exceed the greater of (x) $50.0 million or (y) the amount of the Borrowing Base as of the date of such incurrence;

         (g) Section 4.10 of the Indenture is hereby amended by amending and restating the second paragraph thereof and by adding thereto a new third paragraph thereof to read as follows:

              Subject to the next succeeding paragraph, within 360 days after receipt of any Net Proceeds from an Asset Sale, the Issuer or its Restricted Subsidiary, as the case may be, may apply such Net Proceeds from such Asset Sale to permanently reduce Indebtedness under the New Credit Facility in accordance with its terms, if applicable, or to the extent not required to be applied thereunder, may, at its option, apply such Net Proceeds to repayment of Indebtedness of a Restricted Subsidiary (in the case of Net Proceeds from an Asset Sale effected by a Restricted Subsidiary) or to an investment in a Restricted Subsidiary or in another business or capital expenditure or other long-term/tangible assets, in each case, in the same or a similar line of business as the Issuer or any of its Restricted Subsidiaries were engaged in on the date of this Indenture or in businesses reasonably related thereto. Pending the final application of any such Net Proceeds, the Issuer may temporarily reduce Indebtedness under the New Credit Facility or otherwise invest such Net Proceeds in any manner that is not prohibited by this Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph shall be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Issuer shall be required to make an offer to all Holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase, in accordance with the procedures set forth in this Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

              Notwithstanding any provisions hereof to the contrary (including, without limitation, the immediately preceding paragraph), with respect to the first $50.0 million of Net Proceeds from all Asset Sales consummated after August 1, 2000, within 15 days after the receipt of any such Net Proceeds from any such Asset Sale, the Issuer or its Restricted Subsidiary, as the case may be, shall be required to make an Asset Sale Offer to purchase the maximum principal amount of Notes that may be purchased out of 100% of such Net Proceeds, at an offer price in cash in an amount equal to (i) 85% of the principal amount thereof if the Asset Sale was consummated on or prior to March 31, 2001 pursuant to a definitive agreement executed and delivered by the parties thereto on or prior to December 31, 2000, or (ii) 100% of the principal amount thereof if the Asset Sale was consummated pursuant to a definitive agreement executed and delivered by the parties thereto after December 31, 2000, in each case in accordance with the procedures set forth in Section 3.09 hereof. In each case the Company shall pay accrued and unpaid interest to the date of purchase on Notes tendered pursuant to an Asset Sale Offer. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Net Proceeds available to purchase Notes in respect of any such Asset Sale Offer, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon the completion of any Asset Sale Offer made pursuant to this paragraph as to which the Net Proceeds available to purchase Notes in respect thereof together with the Net Proceeds made available in respect of all previous Asset Sale Offers made pursuant to this paragraph is sufficient to offer to purchase the then remaining outstanding Notes, the provisions of Sections 4.02 to 4.19, inclusive, Sections 5.01 and 5.02, Sections 6.01(3), (4), (5), (6), (9), (10),
(11), (12), (13)and (14), the last paragraph of Section 6.01 and Sections 12.01 and 12.02 of this Indenture shall thereafter be deemed to be of no further force and effect and any remaining security interests granted by the Issuer to the Trustee to secure the obligations evidenced by the Notes shall automatically terminate.

         (h) Article 4 of the Indenture is hereby amended by adding thereto the following Sections 4.18 and 4.19:

         SECTION 4.18 IMPAIRMENT OF SECURITY INTERESTS

         Neither Holdings nor the Issuer nor any of its Subsidiaries shall take or omit to take any action which action or omission could reasonably by expected to have the result of adversely affecting or impairing the Lien in favor of the Trustee for the benefit of the Holders of the Notes in the Collateral.

         SECTION 4.19 ADDITIONAL COLLATERAL

         As soon as practicable after the date hereof, the Issuer shall take (or shall cause the appropriate Guarantor or Subsidiary to take) all actions necessary to grant to the Trustee and perfect a Lien on the Issuer's (or such Guarantor's or Subsidiary's) additional Collateral acquired after the date of this Indenture.

         (i) Section 5.01 of the Indenture is hereby amended by deleting the word "and" appearing in the first paragraph thereof before clause "(iv)" thereof and adding to the end of such first paragraph the following language:

              ; and (v) the surviving entity causes such amendments, supplements or other instruments to be filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the Collateral Documents in the Collateral owned by or transferred to the surviving entity, together with such financing statements as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement other than Permitted Liens; (vi) the property and assets of the Person which is merged or consolidated with or into the surviving entity, to the extent that they are property and assets of types which would constitute Collateral under the Collateral Documents, shall be treated as After-Acquired Property and the surviving entity shall take such actions as may be necessary to cause such property and assets to be made subject to the Lien of the Collateral Documents, and perfect such security interest in such Collateral, in the manner and to the extent required in the Indenture.

         (j) Section 6.01 is hereby amended by deleting the word "and" appearing before clause "(9)" thereof and adding to the end of the first paragraph thereof the following provisions:

              (10) Guarantor, the Issuer or any of its Subsidiaries fails to comply with any of its other agreements or covenants in, or provisions of, the Collateral Documents and the default continues for the period and after the notice specified in Section 6.03;

              (11) a default by a Guarantor, the Issuer or any of its Subsidiaries in the performance of any of the Collateral Documents which adversely affects the enforceability or validity of the Lien in the Collateral or which adversely affects the condition or value of the Collateral in any material respect, any repudiation or disaffirmation by a Guarantor, the Issuer or any Subsidiary of its Obligations under the Collateral Documents or the determination in a judicial proceeding that the Collateral Documents are unenforceable or invalid against Holdings, the Issuer or any of its Subsidiaries for any reason;

              (12) any loss, theft, damage or destruction of any item or items of Collateral or other property of the Issuer or any Subsidiary occurs which could reasonably be expected to cause a material adverse effect to the Collateral and is not adequately covered by insurance;

              (13) any Collateral Document ceases to be in full force and effect or any Lien with respect to any portion of the Collateral intended to be secured thereby ceases to be, or is not, valid, perfected and prior to all other liens (other than the Permitted Liens, including without limitation, under the New Credit Facility) or is terminated, revoked or declared void; and

              (14) any Event of Default under the New Credit Facility and related security documents.

         (k) Section 6.03 of the Indenture is hereby amended by adding to the end of the first paragraph thereof the phrase "or the Collateral Documents."
Section 6.03 of the Indenture is hereby further amended by adding after the second paragraph thereof the following provisions:

         If an Event of Default has occurred and is continuing: (i) the Trustee shall have for the benefit of the Holders, in addition to all other rights of the Trustee and the Holders, the rights and remedies of a secured party under the Collateral Documents and the Uniform Commercial Code; (ii) the Trustee may, at any time, take possession of the Collateral and keep it on the Issuer's premises, at no cost to the Trustee or any Holder, or remove any part of it to such other place or places as the Trustee may desire, or the Issuer shall, upon the Trustee's demand, at the Issuer's cost, assemble the Collateral and make it available to the Trustee at a place reasonably convenient to the Trustee; and
(iii) the Trustee may sell and deliver any Collateral at public or private sales, for cash, upon credit or otherwise, at such prices and upon such terms as the Trustee deems advisable, in its sole discretion, and may, if the Trustee deems it reasonable, postpone or adjourn any sale of the Collateral by an announcement at the time and place of sale or of such postponed or adjourned sale without giving a new notice of sale. Without in any way requiring notice to be given in the following manner, the Issuer agrees that any notice by the Trustee of sale, disposition or other intended action hereunder or in connection herewith, whether required by the Uniform Commercial Code or otherwise, shall constitute reasonable notice to the Issuer if such notice is mailed by registered or certified mail, return receipt requested, postage prepaid, or is delivered personally against receipt, at least ten (10) days prior to such action to the Issuer's address specified in or pursuant to SECTION 13.02. If any Collateral is sold on terms other than payment in full at the time of sale, no credit shall be given against the Obligations under the Notes until the Trustee or the Holders receive payment, and if the buyer defaults in payment, the

Trustee may resell the Collateral without further notice to the Issuer. In the event the Trustee seeks to take possession of all or any portion of the Collateral by judicial process, the Issuer irrevocably waives: (A) the posting of any bond, surety or security with respect thereto which might otherwise be required; (B) any demand for possession prior to the commencement of any suit or action to recover the Collateral; and (C) any requirement that the Trustee retain possession and not dispose of any Collateral until after trial or final judgment. The Issuer agrees that the Trustee has no obligation to preserve rights to the Collateral or marshal any Collateral for the benefit of any Person. The Trustee is hereby granted a license or other right to use, without charge, the Issuer's labels, patents, copyrights, name, trade secrets, trade names, trademarks, and advertising matter, or any similar property, in completing production of, advertising or selling any Collateral, and the Issuer's rights under all licenses and all franchise agreements shall inure to the Trustee's benefit for such purpose. The proceeds of sale shall be applied first to all expenses of sale, including attorneys' fees, and then to the Obligations. The Trustee will return any excess to the Issuer and the Issuer shall remain liable for any deficiency.

         If an Event of Default occurs and is continuing, the Issuer hereby waives all rights to notice and hearing prior to the exercise by the Trustee of the Trustee's rights to repossess the Collateral without judicial process or to reply, attach or levy upon the Collateral without notice or hearing.

         (l) The Indenture is hereby amended by adding after Article 9 thereof the following Articles 10 and 11, by renumbering the subsequent existing Articles and Sections accordingly and by amending each and every reference to such renumbered existing Articles and Sections accordingly:

         SECTION 10.01 COLLATERAL DOCUMENTS; ADDITIONAL COLLATERAL

         (a) In order to secure the due and punctual payment of the principal of, interest on and premium, if any, on the Notes when and as the same shall become due and payable, whether on an interest payment date, at maturity, upon any Asset Sale or Change of Control, or by acceleration, redemption or otherwise, and interest on the overdue principal of and (to the extent permitted by law) interest, if any, on the Notes and the performance of all other obligations of the Issuer and the Guarantors to the Holders or the Trustee under this Indenture, the Notes, the Guarantees, and any other documents contemplated hereby, as the case may be, the Issuer, the Guarantors and the Trustee, as applicable, have simultaneously with the execution of this Indenture entered into the Collateral Documents. The Trustee, the Issuer and the Guarantors each hereby agree that the Trustee holds its interest in the Collateral in trust for the benefit of the Holders pursuant to the terms of the Collateral Documents. Each of the Issuer and the Guarantors covenants and agrees that it will execute, acknowledge and deliver to the Trustee such further assignments, transfers, assurances or other instruments and will do or cause to be done all such acts and things as may be necessary or proper to assure and confirm to the Trustee its interest in the Collateral, or any part thereof, as from time to time constituted, and the right, title and interest in and to the Collateral Documents so as to render the same available for the security and benefit of this Indenture and of the Notes.

         (b) Promptly upon the acquisition or receipt by the Issuer or its Subsidiaries or any of the Guarantors of property and assets (whether real, personal or mixed, tangible or intangible, and including, without limitation, property and assets acquired or received pursuant to a merger or consolidation of any Person or Persons with or into the Issuer or a Subsidiary or Guarantor, pursuant to an Asset Sale) of the type that constitutes or would constitute Collateral (each such item of property and each such asset so acquired or received being referred to herein as "After-Acquired Property"):

              (i) the Issuer or the applicable Subsidiary or Guarantor, as the case may be, and the Trustee will enter into such amendments or supplements to the Collateral Documents or such additional Mortgages and Deeds of Trust (in each case in registerable or recordable form) and other Collateral Documents, and the Issuer shall cause such amendments, supplements, mortgages and other Collateral Documents to be filed and recorded in all such governmental offices as shall be necessary in order to grant and create a valid Lien on and security interest in such After-Acquired Property in favor of the Trustee (subject only to, in the case of After-Acquired Property that constitutes New Credit Facility Collateral, to the Permitted Liens including, but without limitation, under the New Credit Facility), the Issuer shall cause appropriate financing statements to be filed in such governmental offices as shall be necessary in order to perfect any security interest in such After-Acquired Property as to which a security interest may, under the Uniform Commercial Code of the applicable jurisdiction, be perfected by the filing of a financing statement and, if any such After-Acquired Property consists of stock certificates, promissory notes or other property as to which, under the relevant Uniform Commercial Code, a security interest may be perfected by possession, deliver such certificates, promissory notes and other property, together with stock powers or assignments duly endorsed in blank, to the Trustee; and

              (ii) the Issuer or the applicable Subsidiary Guarantor, as the case may be, shall also deliver to the Trustee the following:

                        (x)  [intentionally omitted];

                        (y)  any Opinions of Counsel required pursuant to
              Section 10.02(b) below; and

                        (z) evidence of payment of all filing fees, recording and registration charges, transfer taxes and other costs and expenses, including reasonable legal fees and disbursements of counsel for the Trustee (and any local counsel), that may be incurred to validly and effectively subject the After-Acquired Property to the Lien of any applicable Collateral Document and perfect such Lien; and

              (iii) The Issuer shall deliver to the Trustee an Opinion of Counsel and an Officers' Certificate to the effect that the documents that have been or are therewith delivered to the Trustee pursuant to this Section 10.01(b) (including any amendments, supplements, mortgages or other Collateral Documents referred to in paragraph (i) above) conform to the requirements of this Indenture.

         (c) The Trustee shall enter into and be bound by the terms of the Intercreditor Agreement.

         SECTION 10.02 RECORDING, REGISTRATION AND OPINIONS

         (a) The provisions of this Indenture, and the Collateral Documents create legal and valid Liens in the Collateral in favor of the Trustee for the ratable benefit of the Holders, and such Liens constitute perfected and continuing Liens on all the Collateral, having priority over all other liens on the Collateral (except for the Permitted Liens including, but without limitation, under the New Credit Facility) securing all Obligations owed to Holders pursuant to the Notes and this Indenture. The Issuer and the Guarantors have taken or caused to be taken and shall take or cause to be taken all action required to perfect, maintain, preserve and protect the Lien on and prior security interest in the Collateral granted by the Collateral Documents (subject only to the Permitted Liens including, but without limitation, under the New Credit Facility), including without limitation, the filing of financing statements, continuation statements and any instruments of further assurance, in such manner and in such places as may be required by law fully to preserve and protect the rights of the Holders and the Trustee under this Indenture and the Collateral Documents to all items comprising the Collateral. The Issuer and the Guarantors shall from time to time promptly pay all financing and continuation statement recording, registration and/or filing fees, charges and taxes relating to this Indenture and the Collateral Documents, any amendments thereto and any other instruments of further assurance required hereunder or pursuant to the Collateral Documents. The Trustee shall not be responsible for any failure to so register, file or record.

         (b) The Issuer shall furnish to the Trustee, promptly after the execution and delivery of this Indenture, an Opinion of Counsel either (i) to the effect that, in the opinion of such counsel, this Indenture and the grant of the Liens on and security interests in the Collateral intended to be made by the

Collateral Documents and all other instruments of further assurance, including, without limitation, financing statements, have been properly recorded and filed to the extent necessary to record or register (as the case may be), and if applicable, to perfect the Liens on and security interests in the Collateral created by the Collateral Documents, to the extent that, in the case of perfection of security interests, a security interest may be perfected by filing under the Uniform Commercial Code of the applicable jurisdiction, and reciting the details of such action, and stating that as to the Liens and security interests created pursuant to the Collateral Documents, such recordings, registrations and filings are the only recordings, registrations and filings necessary to give notice thereof and perfect such security interest therein and that no re-recordings, re-registrations or refilings are necessary to maintain such notice or perfection (other than as stated in such opinion), or (ii) to the effect that, in the opinion of such counsel, no such action is necessary to record or register such Liens or to perfect such security interests. The Issuer or the applicable Guarantor shall furnish to the Trustee, at the time of execution and delivery of any additional Collateral Documents or any amendments or supplements to existing Collateral Documents, an Opinion of Counsel either substantially to the effect set forth in clause (i) of the immediately preceding sentence (but relating only to such additional Collateral Documents or any amendments or supplements to existing Collateral Documents and the related After-Acquired Property) or to the effect set forth in clause (ii) thereof, and to the further effect that such additional Collateral Documents or amendments or supplements to existing Collateral Documents, as the case may be, have been duly authorized, executed and delivered by, and constitute the valid, binding and enforceable obligations of the Issuer or the relevant Guarantor, as the case may be, subject to customary exceptions. In addition, promptly after execution and delivery of this Indenture, the Issuer shall deliver the opinion required by TIA
Section 314(b).

         (c)  [intentionally omitted].

         (d) The Issuer shall furnish to the Trustee on June 30 in each year, beginning with June 30, 2001, an Opinion of Counsel, dated as of such date, which complies with TIA Section 314(b)(2), either (i)(x) stating that, in the opinion of such counsel, such action has been taken with respect to the recording, registration, filing, re-recording, re-registration and refiling of this Indenture and all supplemental indentures financing statements, continuation statements and other documents as is necessary to maintain the Lien of the Collateral Documents and the perfected security interest in the Collateral and reciting with respect to the Liens on and security interests in the Collateral the details of such action or referring to prior Opinions of Counsel in which such details are given, and (y) stating that, based on relevant laws as in effect on the date of such Opinion of Counsel, all financing statements, continuation statements and other documents have been executed and filed that are necessary as of such date and during the succeeding 24 months fully to maintain the Liens and perfected security interests of the Holders and the Trustee hereunder and under the Collateral Documents with respect to the Collateral; provided that if there is a required filing of a continuation statement within such 24 month period and such continuation statement is not effective if filed at the time of the opinion, such opinion may so state and in that case the Issuer shall cause a continuation statement to be timely filed so as to maintain such Liens and perfected security interests and shall provide a further Opinion of Counsel to the effect of this clause (i) upon the filing of the relevant continuation statement; or (ii) stating that, in the opinion of such counsel, no such action is necessary to maintain such Liens or security interests.

         SECTION 10.03 RELEASE OF COLLATERAL

         (a) The Trustee shall not at any time release Collateral from the Liens created by this Indenture and the Collateral Documents unless such release is in accordance with the provisions of this Indenture and the Collateral Documents.

         (b) Anything herein to the contrary notwithstanding, subject to the Intercreditor Agreement, at any time when an Event of Default shall have occurred and be continuing, no release of Collateral pursuant to the provisions of this Indenture or the Collateral Documents shall be effective as against the Holders.

         (c) The release of any Collateral from the Lien of the Collateral Documents shall not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to this Indenture and the Collateral Documents. To the extent applicable, the Issuer shall cause TIA Section 314(d) relating to the release of property from the Lien of the Collateral Documents and relating to the substitution therefor of any property to be subjected to the Lien of the Collateral Documents to be complied with. Any certificate or opinion required by TIA Section 314(d) may be made by an officer of the Issuer, except in cases where TIA Section 314(d) requires that such certificate or opinion be made by an independent person, which person shall be an independent engineer, appraiser or other expert selected or approved by the Trustee in the exercise of reasonable care.

         SECTION 10.04 POSSESSION AND USE OF COLLATERAL

         Subject to and in accordance with the provisions of this Indenture and the Collateral Documents (including, but not limited to, the Intercreditor Agreement), so long as the Trustee has not exercised rights or remedies with respect to the Collateral in connection with an Event of Default that has occurred and is continuing, the Issuer and the Guarantors shall have the right to remain in possession and retain exclusive control of and to exercise all rights with respect to the Collateral (other than Trust Monies held by the Trustee, other than monies or U.S. Government Obligations deposited with the Trustee, and other than as set forth in the Collateral Documents and this Indenture), to operate, manage, develop, lease, use, consume and enjoy the Collateral (other than Trust Monies held by the Trustee, other than monies and U.S. Government Obligations deposited with the Trustee and other than as set forth in the Collateral Documents and this Indenture), to alter or repair any Collateral consisting of machinery or equipment so long as such alterations and repairs do not impair the Lien of the Collateral Documents thereon and to collect, receive, use, invest and dispose of the reversions, remainders, interest, rents, lease payments, issues, profits, revenues, proceeds and other income thereof. The Issuer shall, and shall cause each of its Subsidiaries to, maintain all of such Collateral as is necessary and useful in the conduct of its business, in good operating condition and repair, ordinary wear and tear accepted.

         SECTION 10.05 INSURANCE AND CONDEMNATION PROCEEDS

         (a) The Issuer shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound reputable insurers having a rating of at least A+ or better by Best Rating Guide, insurance against loss or damage by fire with extended coverage; theft, burglary, pilferage and loss in transit; public liability and third party property damage; larceny, embezzlement or other criminal liability; business interruption; public liability and third party property damage; and such other hazards or of such other types as is customary for persons engaged in the same or similar business, as the Issuer, in its discretion, or acting at the direction of the Holders, shall specify, in amount, and under policies acceptable to the Holders. Without limiting the foregoing, the Issuer shall also maintain, and shall cause each of its Subsidiaries to maintain, flood insurance, in the event of a designation of the area in which any Collateral covered by the Mortgages is located as "flood-prone" or a "flood risk area" as defined by the Capital Flood Disaster Protection Act of 1973, in an amount to be reasonably determined by the Issuer approximating the value of the Collateral so insured, and shall comply with the additional requirements of the National Flood Insurance Program as set forth in said Act. The Issuer shall also maintain flood insurance for its inventory and equipment which is, at any time, located in such an area.

         (b) The Issuer shall cause the Trustee, for the ratable benefit of the Holders, to be named as secured party or mortgagee and loss payee as its interest shall appear and additional insured. Each policy of insurance shall contain a clause or endorsement requiring the insured to give not less than ten
(10) days prior written notice to the Trustee in the event of cancellation of the policy for any reason whatsoever and a clause or endorsement stating that the interest of the Trustee shall not be impaired or invalidated by any act or neglect of the Issuer or any of its Subsidiaries or the owner of any real estate for purposes more hazardous than are permitted by such policy. All premiums for such insurance shall be paid by the Issuer when due, and certificates of insurance and photo copies of the policy shall be delivered to the Trustee, in each case in sufficient quantity for distribution by the Trustee to each of the Holders. If the Issuer fails to procure such insurance or to pay the premiums therefore when due, the Trustee may procure such insurance and shall be fully indemnified and held harmless for such expenditure as provided herein.

         (c) The Issuer shall promptly notify the Trustee of any loss, damage or destruction to the Collateral with value exceeding $500,000, whether or not covered by insurance. Subject to and in accordance with the provisions of this Indenture and the Collateral Documents (including, but not limited to, the Intercreditor Agreement), the Trustee shall be authorized to collect all insurance and condemnation proceeds in respect of the Collateral directly and to apply or remit them as follows:

              (i) With respect to insurance and condemnation proceeds relating to Collateral other than equipment and real property, after deducting from such proceeds the reasonable expenses, if any, incurred by the Trustee in collection or handling thereof, the Trustee shall apply such proceeds ratably to the reduction of the Obligations owed pursuant to the Notes and this Indenture.

              (ii) With respect to insurance and condemnation proceeds relating to Collateral consisting of equipment and real property, the Trustee shall permit or require the Issuer to use such proceeds, or any part thereof, to replace, repair, restore, rebuild equipment and real property in a diligent and expeditious manner with materials and workmanship with substantially the same quality that existed before the loss, damage or destruction; so long as (A) no Default or Event of Default has occurred and is continuing, (B) the aggregate proceeds do not exceed $1 million and (C) the Issuer first (1) provides the Trustee and the Holders with plans and specifications for any such repair or restoration which shall be reasonably satisfactory to the Trustee and the Holders and (2) demonstrates to the reasonable satisfaction of the Trustee and the Holders that the funds available to it will be sufficient to complete such project in the manner provided therein. In all other circumstances, the Trustee shall apply such insurance and condemnation proceeds to the reduction of the Obligations owed to the Holders pursuant to the Notes and this Indenture.

         SECTION 10.06 ENVIRONMENTAL LAWS

         (a) The Issuer shall, and shall cause each of its Subsidiaries to, conduct business in compliance with all environmental laws applicable to it, including those relating to generation, handling, used, storage and disposal of any contaminant. The Issuer shall, and shall cause each of its Subsidiaries to, take prompt and appropriate action to respond to any noncompliance with environmental laws and shall regularly report to the Trustee on such response.

         (b) Without limiting the generality of the foregoing, the Issuer shall submit to the Trustee annually, commencing on June 30, 2001, and on each anniversary of such date thereafter, an update of the status of each material environmental compliance liability issue. The Trustee or any Holders may request copies of technical reports prepared by the Issuer and its communications with any governmental authority to determine whether the Issuer or any of its subsidiaries is proceeding reasonably to correct, cure or contest in good faith any alleged material noncompliance or environmental liability. The Issuer shall, at the Trustee's request and at the Issuer's expense, (i) retain an independent environmental engineer acceptable to the Trustee to evaluate the site, including tests if appropriate, where the material noncompliance or related noncompliance with environmental laws has occurred and prepare and deliver to the Trustee, in sufficient quantity for distribution by the Trustee to the Holders, a report setting forth results of each such evaluation, and proposed plan for responding to any environmental problems described therein, and an estimate of the cost thereof, and (ii) provide to the Trustee and the Holders a supplemental report of such engineer whenever the scope of environmental problems, or the response thereto or the estimated cost thereof, shall increase in any material respect.

         (c) Representatives of the Trustee and/or Holders will have the right at any reasonable time to enter or visit the real property comprising any of the Collateral and any other place where any property of the Issuer is located for purposes of observing the same, taking and removing soil or groundwater samples, and conducting tests on any part of the Collateral if such representative believes that such Collateral is not in compliance with environmental laws. The Trustee is under no duty, however, to visit or observe the Collateral or to conduct such tests. Any such acts by the Trustee or its representatives will be solely for the purposes of protecting the Trustee's liens and preserving the Trustee's and the Holders' rights under the Indenture. No site visit, observation or testing by the Trustee representatives will result in a waiver of any Default of the Issuer or impose any liability on the Trustee or the Holders. In no event will any site visit, observation or testing by the Trustee representative be a representation that hazardous substances are or are not present in, or under the property comprising the Collateral, or that there has been or will be compliance with any environmental law. Neither the Issuer nor any other party is entitled to rely on any site visit, observation or testing by the Trustee representatives. The Trustee and the Holders owe no duty of care to protect the Issuer or any other party against or to inform the Issuer or any other party of, any hazardous substances or any other adverse condition affecting the Collateral. The Trustee may in its discretion disclose to the Issuer or to any other party and shall disclose to each such party as so required by law any report or findings made as a result of, or in connection with, any site visit or observation or testing by the Trustee representative. The Issuer understands and agrees that the Trustee makes no warranties or representations to the Issuer or any other party regarding the truth, accuracy or completeness of any such report or findings that may be disclosed. The Issuer also understands that depending on the results of any site visit, observation or testing by the Trustee or its representatives and disclosed to the Issuer, the Issuer may have a legal obligation to notify one or more environmental agencies of the results, that such reporting requirements are site specific, and are to be evaluated by the Issuer without advice or assistance from the Trustee. In each instance, the Trustee will give the Issuer reasonable notice before entering the property comprising the Collateral or any other place the Trustee is permitted to enter under this section. The Trustee will make reasonable efforts to avoid interfering with the Issuer's use of the Collateral or any other property in exercising any rights provided hereunder.

         SECTION 10.07 SPECIFIED RELEASES OF COLLATERAL

         (a) SATISFACTION and DISCHARGE; DEFEASANCE. The Issuer and the Guarantors shall be entitled to obtain a full release of all of the Collateral from the Liens of this Indenture and of the Collateral Documents upon payment in full of all principal, premium, if any, and interest, on the Notes and of all Obligations for the payment of money due and owing to the Trustee or the Holders, or upon compliance with the conditions precedent set forth in Article 8 for Legal Defeasance or Covenant Defeasance. Upon delivery by the Issuer to the Trustee of an Officers' Certificate and an Opinion of Counsel, each to the effect that such conditions precedent have been complied with (and which may be the same Officers' Certificate and Opinion of Counsel required by Article 8), together with such documentation, if any, as may be required by the TIA (including, without limitation, TIA Section 314(d)) prior to the release of such Collateral, the Trustee shall forthwith take all necessary action (at the request of and the expense of the Issuer) to release and reconvey to the Issuer and the applicable Subsidiary Guarantors without recourse all of the Collateral, and shall deliver such Collateral in its possession to the Issuer and the applicable Guarantors including, without limitation, the execution and delivery of releases and satisfactions wherever required.

         (b) DISPOSITIONS OF COLLATERAL PERMITTED BY SECTION 4.10. The Issuer and the Guarantors, as the case may be, shall be entitled to obtain a release of, and the Trustee shall release, items of Collateral (the "Released Collateral") subject to an Asset Sale upon compliance with the conditions precedent that the Issuer shall have delivered to the Trustee the following:

              (i) an order of the Issuer requesting release of Released Collateral (an "Issuer Order"), such Issuer Order (A) specifically describing the proposed Released Collateral, (B) specifying the fair market value of such Released Collateral on a date within 60 days of the Issuer Order (the "Valuation Date"), (C) stating that the consideration to be received is at least equal to the fair market value of the Released Collateral, (D) stating, that the release of such Released Collateral will not impair the value of the remaining Collateral or interfere with or impede the Trustee's ability to realize the value of the remaining Collateral and will not impair the maintenance and operation of the remaining Collateral, (E) confirming the sale of, or an agreement to sell, such Released

         Collateral in a bona fide sale to a Person that is not an Affiliate of the Issuer or, in the event that such sale is to a Person that is such an Affiliate, confirming that such sale is being made in accordance with Section 4.11 hereof, (F) certifying that such Asset Sale complies with the terms and conditions of this Indenture, including, without limitation, Section 4.10 hereof and the Intercreditor Agreement and (G) in the event that there is to be a substitution of property for the Collateral subject to the Asset Sale, specifying the property intended to be substituted for the Collateral to be disposed of;

              (ii) an Officers' Certificate certifying that (A) such sale covers only the Released Collateral and complies with the terms and conditions of this Indenture, including, without limitation, Section
         4.10 hereof, (B) subject to and in accordance with the provisions of this Indenture and the Collateral Documents (including, but not limited to, the Intercreditor Agreement), all Collateral Proceeds from the sale of any of the Released Collateral will be deposited in the Collateral Account, and all Net Proceeds from the sale of any of the Released Collateral (and any other property which is not Collateral) will be applied pursuant to Section 4.10, (C) there is not and will not be a Default or Event of Default in effect or continuing on the date thereof, or the date of such Asset Sale, (D) the release of the Collateral will not result in a Default or Event of Default hereunder and (E) all conditions precedent to such release have been complied with;

              (iii) all documentation required by the TIA (including, without limitation, TIA Section 314(d)), if any, prior to the release of Collateral by the Trustee, and, in the event there is to be a substitution of property for the Collateral subject to the Asset Sale, all documentation required by the TIA to effect the substitution of such new Collateral and to subject such new Collateral to the Lien of the relevant Collateral Documents, and all documents required by
         Section 10.01 hereof; and

              (iv) an Opinion of Counsel stating that the documents that have been or are therewith delivered to the Trustee in connection with such release conform to the requirements of this Indenture and that all conditions precedent herein provided for relating to such release have been complied with.

         Upon compliance by the Issuer with the conditions precedent set forth above, the Trustee shall cause to be released and reconveyed to the Issuer or the applicable Subsidiary Guarantor the Released Collateral without recourse by executing a release in the form provided by the Issuer or the applicable Subsidiary Guarantor.

         (c) EMINENT DOMAIN, EXPROPRIATION AND OTHER GOVERNMENTAL TAKINGS. The Issuer and the Guarantors, as the case may be, shall be entitled to obtain a release of, and the Trustee shall release, items of Collateral taken by eminent domain or expropriation or sold pursuant to the exercise by the United States of America or any State, municipality, province or other governmental authority thereof of any right which it may then have to purchase, or to designate a purchaser or to order a sale of, all or any part of the Collateral, upon compliance with the conditions precedent that the Issuer shall have delivered to the Trustee the following:

              (i)       an Officers' Certificate of the Issuer certifying that
         (A) such Collateral has been taken by eminent domain or expropriation and the amount of the award therefor, or that such property has been sold pursuant to a right vested in the United States of America, or a State, municipality, province or other governmental authority thereof to purchase, or to designate a purchaser, or order a sale of such Collateral and the amount of the proceeds of such sale, and (B) all conditions precedent to such release have been complied with;

              (ii) cash equal to the amount of the award for such property or the proceeds of such sale, subject to and in accordance with the provisions of this Indenture and the Collateral Documents (including, but not limited to, the Intercreditor Agreement), shall be deposited with the Trustee in the Collateral Account and held as Trust Monies subject to the disposition thereof pursuant to Article 11 hereof, and

              (iii) all documentation required by the TIA (including, without limitation, TIA Section 314(d)), if any, prior to the release of Collateral by the Trustee.

         Upon compliance by the Issuer with the conditions precedent set forth above, the Trustee shall cause to be released and reconveyed to the Issuer or the applicable Subsidiary Guarantor without recourse the aforementioned items of Collateral by executing a release in the form provided by the Issuer or the applicable Subsidiary Guarantor.

         (e) RELEASED PROPERTY. So long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Issuer (action on behalf of itself or any Guarantor) shall be entitled to obtain a release of, and the Trustee shall release, Collateral (other than Trust Monies and other than monies and U.S. Government Obligations deposited pursuant to Article 8) specified by the Issuer ("Released Property") provided (i) the fair market value of the Released Property in any single transaction, or series of related transactions, shall not exceed $1,000,000, and (ii) prior to granting such release, the Issuer shall provide the Trustee with the following:

              (i) an Issuer Order requesting release of Released Property, such Issuer Order (A) specifically describing the proposed Released Property, (B) specifying the fair market value of such Released Property on a date within 60 days of the Issuer Order, (C) stating that the release of such Released Property will not interfere with or impede the Trustee's ability to realize the value of the remaining Collateral and will not impair the maintenance and operation of the remaining Collateral and (D) stating that the fair market value of such Released Property does not exceed $1,000,000;

              (ii) an Officers' Certificate certifying that no Default or Event of Default has occurred and is continuing or will occur as a result of the release of the Released Property, and all conditions precedent to such release have been complied with; and

              (iii) all documentation required by the TIA (including, without limitation, TIA Section 314(d)), if any, prior to the release of the Released Property by the Trustee.

         Upon compliance by the Issuer with the conditions precedent set forth above, the Trustee shall cause to be released and reconveyed to the Issuer without recourse the aforementioned items of Collateral by executing a release in the form provided by the Issuer.

         SECTION 10.08 DISPOSITION OF COLLATERAL WITHOUT RELEASE

         Notwithstanding the provisions of Section 10.07 and subject to Sections
10.09 below, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Issuer and the Guarantors may, without any prior release or consent by the Trustee, conduct ordinary course activities in respect of the Collateral which do not individually or in the aggregate adversely affect the Lien on, security interest in or on, or the value of the Collateral, including (A) selling or otherwise disposing of, in any single transaction or series of related transactions, any property subject to the Lien of this Indenture or the Collateral Documents which has become worn out or obsolete and which either has an aggregate fair market value of $1,000,000 or less or which is replaced by property of substantially equivalent or greater value which becomes subject to the Lien of the Collateral Documents as After-Acquired Property; (B) abandoning, terminating, cancelling, releasing or making alterations in or substitutions of any leases or contracts subject to the Lien of this Indenture or any of the Collateral Documents; (C) surrendering or modifying any franchise, license or permit subject to the Lien of this Indenture or any of the Collateral Documents which it may own or under which it may be operating; (D) altering, repairing, replacing, changing the location or position of and adding to its structures, machinery, systems, equipment, fixtures, and appurtenances, provided, however, that no change in the location of any such Collateral subject to the Lien of any of the Collateral Documents shall be made which (1) removes such property into a jurisdiction in which any instrument required by law to preserve the Lien of any of the Collateral Documents on such property, including all necessary financing statements and continuation statements, has not been recorded, registered or filed in the manner required by law to preserve the Lien of and security interest in any of the Collateral Documents on such property, (2) does not comply with the terms of this Indenture and the Collateral Documents or (3) otherwise impairs the Lien of the Collateral Documents; (E) demolishing, dismantling, tearing down or scrapping any Collateral or abandoning any thereof if, in the good faith opinion of the Board of Directors of the Issuer (as evidenced by a Board Resolution delivered to the Trustee if it involves Collateral having, a fair market value in excess of $1,000,000) such demolition, dismantling, tearing down, scrapping or abandonment is in the best interests of the Issuer, will not interfere with or impede the Trustee's ability to realize the value of the remaining Collateral and will not impair the maintenance and operation of the remaining Collateral, and the fair market value and utility of the Collateral as an entirety, and the security for the Notes, will not thereby be otherwise impaired; (F) granting a nonexclusive license of any intellectual property;
and (G) abandoning intellectual property which has become obsolete and not used in the business of the Issuer or its Subsidiaries.

         SECTION 10.09 FORM AND SUFFICIENCY OF RELEASE

         In the event that the Issuer or any Subsidiary Guarantor has sold, exchanged, or otherwise disposed of or proposes to sell, exchange or otherwise dispose of any portion of the Collateral that under the provisions of Section
10.07 or 10.08 may be sold, exchanged or otherwise disposed of by the Issuer or any Guarantor, and the Issuer or such Guarantor requests the Trustee to furnish a written disclaimer, release or quitclaim of any interest in such property under this Indenture, the applicable Guarantee of the Notes and the Collateral Documents, upon being satisfied that the Issuer or such Guarantor is selling, exchanging or otherwise disposing of the Collateral in accordance with the provisions of Section 10.07 or 10.08 (which may include receipt of an Officers' Certificate or Opinion of Counsel upon the request of the Trustee), the Trustee shall execute, acknowledge and deliver to the Issuer or such Subsidiary Guarantor such an instrument in the form provided by the Issuer and reasonably satisfactory to the Trustee, and providing for release without recourse, promptly after satisfaction of the conditions set forth herein for delivery of any such release and shall take such other action as the Issuer or such Subsidiary Guarantor may reasonably request and is necessary to effect such release. Notwithstanding the preceding sentence, all purchasers and grantees of any property or rights purporting to be released shall be entitled to rely upon any release executed by the Trustee hereunder as sufficient for the purpose of this Indenture and as constituting a good and valid release of the property therein described from the Lien of this Indenture and of the Collateral Documents.

         SECTION 10.10 PURCHASER PROTECTED

         No purchaser or grantee of any property or rights purporting to be released shall be bound to ascertain the authority of the Trustee to execute the release or to inquire as to the existence of any conditions herein prescribed for the exercise of such authority.

         SECTION 10.11 AUTHORIZATION OF ACTIONS TO BE TAKEN BY THE TRUSTEE UNDER
                       THE COLLATERAL DOCUMENTS

         Subject to the provisions of the Collateral Documents:

         (a) the Trustee may, in its sole discretion and without the consent of the Holders, take all actions it deems necessary or appropriate in order to (i) enforce any of the terms of the Collateral Documents and (ii) collect and receive any and all amounts payable in respect of the Obligations of the Issuer and the Subsidiary Guarantors hereunder and under the Collateral Documents; and

         (b) the Trustee shall have power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any act that may be unlawful or in violation of the Collateral Documents or this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral (including the power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest thereunder or be prejudicial to the interests of the Holders or of the Trustee).

         SECTION 10.12 AUTHORIZATION OF RECEIPT OF FUNDS BY THE TRUSTEE UNDER
                       THE COLLATERAL DOCUMENTS

         The Trustee is authorized to receive any funds for the benefit of Holders distributed under the Collateral Documents, to apply such funds as provided in this Indenture and the Collateral Documents, and to make further distributions of such funds to the Holders in accordance with the provisions of
Article 11 and the other provisions of this Indenture.

                                   ARTICLE 11
                           APPLICATION OF TRUST MONIES

         SECTION 11.01 COLLATERAL ACCOUNT

         On the date of this Indenture there shall be established and, at all times hereafter until this Indenture shall have terminated, there shall be maintained with the Trustee the Collateral Account. The Collateral Account shall be established and maintained by the Trustee at its Corporate Trust Office. All Trust Monies which are received by the Trustee shall be deposited in the Collateral Account and thereafter shall be held by and under the sole dominion and control of the Trustee for the benefit of the Holders as a part of the Collateral and, upon any entry upon or sale or other disposition of the Collateral or any part thereof pursuant to any of the Collateral Documents, said Trust Monies shall be applied in accordance with Section 4.10; but prior to any such entry, sale or other disposition, all or any part of the Trust Monies may be withdrawn, and shall be released, paid or applied by the Trustee in accordance with the terms of this Article.

         SECTION 11.02 WITHDRAWAL OF INSURANCE PROCEEDS AND CONDEMNATION AWARDS
                       SECTION

         To the extent that any Trust Monies consist of either (a) Net Insurance proceeds or (b) Net Awards, such Trust Monies, subject to and in accordance with the provisions of this Indenture and the Collateral Documents (including, but not limited to, the Intercreditor Agreement), may be withdrawn by the Issuer and shall be paid by the Trustee upon an Issuer request delivered to the Trustee to reimburse the Issuer or the applicable Subsidiary or Guarantor for expenditures made, or to pay costs incurred, by the Issuer or such Subsidiary or Guarantor in connection with the repair, rebuilding or replacement of the Collateral destroyed, damaged or taken, upon receipt by the Trustee of the following:

         (a) an Officers' Certificate, dated not more then 30 days prior to the date of the application for the withdrawal and payment of such Trust Monies setting forth:

              (i) that expenditures have been made, or costs incurred by the Issuer or such Subsidiary or Guarantor, as the case may be, in a specified amount in connection with certain repairs, rebuildings and replacements of the Collateral, which shall be briefly described, and stating the fair market value thereof to the Issuer or such Subsidiary or Guarantor at the date of the acquisition thereof by the Issuer or such Subsidiary or Guarantor;

              (ii) that no part of such expenditures or costs has been or is being made the basis for the withdrawal of any Trust Monies in any previous or then pending application pursuant to this Section 11.02;

              (iii) that no part of such expenditures or costs has been paid out of either the proceeds of insurance upon any part of the Collateral not required to be paid to the Trustee under the Collateral Documents or any award for or the proceeds from any of the Collateral being taken not required to be paid to the Trustee under Section 10.07(d), as the case may be;

              (iv) that there is no outstanding Indebtedness, other than costs for which payment is being requested, known to the Issuer, after due inquiry, for the purchase price or construction of such repairs, rebuildings or replacements, or for labor, wages, materials or supplies in connection with the making thereof, which, if unpaid, might become the subject of a vendor's, mechanics', laborers', materialmen's, statutory or other similar Lien upon any such repairs, rebuildings or replacement, which Lien might, in the opinion of the signers of such Officers' Certificate, materially impair the security afforded by such repairs, rebuildings or replacements;

              (v) that the property to be repaired, rebuilt or replaced is necessary or desirable in the conduct of the Issuer's or such Subsidiary or Guarantor's business;

              (vi) that the Issuer or such Subsidiary or Guarantor has title to such repairs, rebuildings and replacements that is substantially similar to its title to the property destroyed, damaged or taken and that any Liens upon such repairs, rebuildings and replacements are expressly permitted by this Indenture and the applicable Collateral Documents;

              (vii) that no Default or Event of Default shall have occurred and be continuing; and

              (viii) that all conditions precedent herein provided for relating to such withdrawal and payment have been complied with.

         (b) all documentation required under the TIA (including, without limitation, TIA Section 314(d));

         (c) all documentation necessary to subject such repairs, rebuilding or replacements to a valid first priority Lien and security interest in favor of the Trustee (or, in the case of property subject to a Mortgage and Deed of Trust, the Trustee or another trustee under such Mortgage and Deed of Trust) for the benefit of the Holders pursuant to the Collateral Documents, including, without limitation, all instruments, agreements, certificates, Opinions of Counsel and documents required by Section 10.01; and

         (d)  an Opinion of Counsel substantially stating:

              (i) that the instruments that have been or are therewith delivered to the Trustee conform to the requirements of this Indenture and the other Collateral Documents, and that, upon the basis of such Issuer order and the accompanying documents specified in this Section 11.02, all conditions precedent herein provided for relating to such withdrawal and payment have been complied with, and the Trust Monies whose withdrawal is then requested may be paid over under this Section 11.02;

              (ii) that the relevant Collateral Documents create a valid, binding and enforceable Lien on and security interest in such repairs, rebuilding and replacements for the benefit of the Holders in favor of the Trustee and, to the extent that a security interest in any such property may be perfected under the relevant Uniform Commercial Code, a perfected security interest in such property; and

              (iii) that all the Issuer's or such Subsidiary Guarantor's right, title and interest in and to said repairs, rebuilding or replacements, or combination thereof are then subject to the Lien of this Indenture and the relevant Collateral Documents.

         Upon compliance with the foregoing provisions of this Section 11.02 and
Section 11.01, the Trustee shall, upon receipt of an Issuer Order, pay an amount of Trust Monies of the character aforesaid equal to the amount of the expenditures or costs stated in the Officers' Certificate required by clause (i) of paragraph (a) of this Section 11.02, or the fair market value to the Issuer or the applicable Subsidiary Guarantor of such repairs, rebuildings and replacements stated in such Officers' Certificate (or in an Independent Appraiser's or Independent Financial Advisor's certificate, if required by the
TIA), whichever is less; provided, however, that notwithstanding the above, so long as no Default or Event of Default shall have occurred and be continuing, in the event that any Net Insurance Proceeds or Net Awards for such property or proceeds of such sale do not exceed $25,000 and, in the good faith estimate of the Issuer, such destruction or damage resulting in such Net Insurance Proceeds or such taking or sale resulting in such Net Awards does not detrimentally affect the value or use of the applicable Collateral in any material respect, upon delivery to the Trustee of an Officers' Certificate to such effect and compliance with Section 10.01, the Trustee shall release to the Issuer or the applicable Subsidiary Guarantor such Net

Insurance Proceeds or Net Awards for such property or proceeds of such sale, free of the Lien hereof and of the Collateral Documents.

         SECTION 11.03 WITHDRAWAL OF NET CASH PROCEEDS TO FUND AN ASSET SALE
                       OFFER

         To the extent that any Trust Monies consist of Collateral Proceeds received by the Trustee pursuant to the provisions of Section 4.10 hereof and an Asset Sale Offer has been made in accordance therewith, such Trust Monies may be withdrawn by the Issuer and shall be paid by the Trustee to the Paying Agent for application in accordance with Section 4.10 upon an Issuer Order to the Trustee and upon receipt by the Trustee of the following:

         (a) an Officers' Certificate, dated not more than five days prior to the Asset Sale purchase date stating:

              (i) that no Default or Event of Default shall have occurred and be continuing;

              (ii) (x) that such Trust Monies constitute Net Proceeds from the sale of Collateral or are deemed, pursuant to Section 4.10, to constitute Net Proceeds from the sale of Collateral, (y) that pursuant to and in accordance with Section 4.10, the Issuer has made an Asset Sale Offer and (z) the amount to be applied to the repurchase of the Notes pursuant to the Asset Sale Offer;

              (iii)     the Asset Sale purchase date; and

              (iv) that all conditions precedent and covenants herein provided for relating to such application of Trust Monies have been complied with;

         (b)  all documentation, if any, required under TIA Section 314(d); and

         upon compliance with the foregoing provisions of this Section 11.03, the Trustee shall apply the Trust Monies as directed and specified by such Issuer Order, subject to Section 4.10.

         SECTION 11.04 WITHDRAWAL OF TRUST MONIES FOR INVESTMENT IN REPLACEMENT
                       ASSETS

         In the event the Issuer intends to reinvest Net Proceeds of an Asset Sale in replacement assets (the "Released Trust Monies"), such Collateral Proceeds constituting Trust Monies may be withdrawn by the Issuer and shall be paid by the Trustee to the Issuer upon an Issuer Order to the Trustee and upon receipt by the Trustee of the following:

         (a) a notice signed by the Issuer (each, a "Trust Monies Release Notice"), which shall (i) refer to this Section 11.04, (ii) contain all documents referred to below, (iii) describe with particularity the Released Trust Monies, (iv) describe with particularity the Replacement Assets to be invested in with respect to the Released Trust Monies and (v) be accompanied by a counterpart of the instruments proposed to give effect to the release fully executed and acknowledged (if applicable) by all parties thereto other than the Trustee;

         (b) an Officers' Certificate certifying that (i) such Trust Monies constitute Net Proceeds, (ii) the release of the Released Trust Monies complies with the terms and conditions of this Indenture, (iii) there is no Default or Event of Default in effect or continuing on the date thereof, (iv) the release of the Released Trust Monies will not result in a Default or Event of Default hereunder and (v) all conditions precedent to such release have been complied with;

         (c) all documentation required under the TIA (including, without limitation, TIA Section 314(d));

         (d) all documentation necessary to subject such Replacement Assets to a valid Lien and security interest (subject only to Permitted Liens including, but without limitation, under the New Credit Facility) in favor of the Trustee for the benefit of the Holders pursuant to the Collateral Documents, including, without limitation, all instruments, agreements, Opinions of Counsel, certificates and other documents required by Section 10.01; and

         (e)  an Opinion of Counsel stating:

              (i) that the documents that have been or are therewith (i) delivered to the Trustee in connection with an investment in replacement assets conform to the requirements of this Indenture and that all conditions precedent herein provided for relating to such application of Trust Monies have been complied with; and to the extent that such replacement assets were acquired with Net Proceeds from the sale of Collateral, the relevant Collateral Documents create a valid, binding and enforceable Lien on and security interest in such replacement assets in favor of the Trustee for the benefit of the Holders subject only to Permitted Liens including, but without limitation, under the New Credit Facility and, to the extent that a security interest in any such replacement assets may be perfected under the relevant Uniform Commercial Code, a perfected security interest in such property.

         Upon compliance with the foregoing provisions, the Trustee shall apply the Released Trust Monies as directed and specified by the Issuer.

         SECTION 11.05 INVESTMENT OF TRUST MONIES

         So long as no Default or Event of Default shall have occurred and is continuing, all or any part of any Trust Monies held by the Trustee shall from time to time be invested or reinvested by the Trustee in any Cash Equivalents pursuant to an Issuer Order, which shall specify the Cash Equivalents in which such Trust Monies shall be invested and shall certify that such investments constitute Cash Equivalents and the Trustee shall sell any such Cash Equivalent only upon receipt of an Issuer Order specifying the particular Cash Equivalent to be sold. So long as no Default or Event of Default occurs and is continuing, any interest or dividends accrued, earned or paid on such Cash Equivalents (in excess of any accrued interest or dividends paid at the time of purchase) that may be received by the Trustee shall be forthwith paid to the Issuer.

         Such Cash Equivalents shall be held by the Trustee as a part of the Collateral, subject to the same provisions hereof as the cash used by it to purchase such Cash Equivalents.

         The Trustee shall not be liable or responsible for any loss resulting from such investments or sales except only for its own negligent action, its own negligent failure to act or its own willful misconduct in complying with this
Section 11.05.

         (m) Section 13.02 of the Indenture is hereby amended by amending and restating the first paragraph thereof to read as follows:

         Any notice or communication by the Issuer, a Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telex, telecopier or overnight air courier guarantying next day delivery, to the others' address:

                   If to the Issuer:

                   Moll Industries, Inc.
                   Tyson Place, Suite 200
                   2607 Kingston Pike
                   Knoxville, TN  37919
                   Attention:  William W. Teeple

                   Vice President and Chief Financial Officer
                   Telecopier No.:  (865) 329-5379

                   With a copy to:

                   Nora J. Schneider, Esq.
                   Choate, Hall & Stewart
                   Exchange Place
                   53 State Street
                   Boston, MA  02109-2891
                   Telecopier No.:  (617) 248-4000

                   If to a Guarantor:

                   c/o Anchor Holdings, Inc.
                   Tyson Place, Suite 200
                   2607 Kingston Pike
                   Knoxville, TN  37919
                   Attention:  William W. Teeple
                   Vice President and Chief Financial Officer
                   Telecopier No.:  (865) 329-5379

                   If to the Trustee:

                   State Street Bank and Trust Company
                   225 Asylum Street
                   Hartford, CT  06103
                   Attention:  Corporate Trust Department
                   Telecopier No.:   (860) 244-1889

                   With a copy to:

                   Bruce M. Lutsk, Esq.
                   Reid & Riege, P.C.
                   One State Street
                   Hartford, CT  06103
                   Telecopier No.:  (860) 240-1002

                                   ARTICLE III
                                  MISCELLANEOUS

         SECTION 3.01. EFFECTIVENES. This Supplemental Indenture shall become effective upon its execution and delivery by the Issuer, Holdings and the Trustee. Notwithstanding the execution and delivery of the Supplemental Indenture by the Issuer, Holdings and the Trustee, the Amendments shall become effective only concurrently with the execution and delivery of the Issuer's new secured credit facility, the payment of the Purchase Price (as defined in the Consent Solicitation) and the making of the Consent Payment (as defined in the Consent Solicitation). The Purchase Price and Consent Payment will be deemed to have been made when paid by the deposit with the Depositary (as defined in the Consent Solicitation), which will act as the agent for the tendering and consenting Holders and transmit such payment to such Holders. The Indenture will remain in effect without giving effect to the Amendments until the execution and delivery of the new secured credit facility and the Purchase Price is paid and the Consent Payment is made. Upon the execution and delivery of this Supplemental Indenture by the Issuer, Holdings and the Trustee, the Indenture shall be supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby. Notwithstanding the foregoing provisions of this Section 3.01, if the new secured credit facility is not executed and delivered and the Purchase Price is not paid and the Consent Payment is not made on or prior to August 10, 2000, the Amendments will not become effective and this Supplemental Indenture will become null and void.

         SECTION 3.02. INDENTURE REMAINS IN FULL FORCE AND EFFECT. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

         SECTION 3.03. INDENTURE AND SUPPLEMENTAL INDENTURE CONSTRUED TOGETHER. This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.

         SECTION 3.04. CONFIRMATION AND PRESERVATION OF INDENTURE. The Indenture as supplemented by this Supplemental Indenture is in all respects confirmed and preserved.

         SECTION 3.05. CONFLICT WITH TRUST INDENTURE ACT. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), that is required under the Trust Indenture Act to be part of and govern any provision of this Supplemental Indenture, the provision of the Trust Indenture Act shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of the Trust Indenture Act shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

         SECTION 3.06. SEVERABILITY. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         SECTION 3.07. HEADINGS. The Article and Section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

         SECTION 3.08. BENEFITS OF SUPPLEMENTAL INDENTURE, ETC. Nothing in this Supplemental Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the

Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Notes.

         SECTION 3.09. SUCCESSORS. All agreements of the Issuer and Holdings in this Supplemental Indenture shall bind their respective successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

         SECTION 3.10. TRUSTEE NOT RESPONSIBLE FOR RECITALS. The recitals contained herein shall be taken as the statements of the Issuer and Holdings, and the Trustee assumes no responsibility for their correctness. The Trustee shall not be liable or responsible for the validity or sufficiency of this Supplemental Indenture.

         SECTION 3.11. CERTAIN DUTIES AND RESPONSIBILITIES OF THE TRUSTEE. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

         SECTION 3.12. GOVERNING LAW. The internal law of the State of New York shall govern and be used to construe this Supplemental Indenture.

         SECTION 3.13. COUNTERPART ORIGINALS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be original, but all of them together represent the same agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date and year first above written.

                                  MOLL INDUSTRIES, INC.

                                  By: /s/ William W. Teeple
                                     ---------------------------
                                  Name:  William W. Teeple
                                  Title: Chief Financial Officer

                                                         (SEAL)

Attest: /s/ Geoffrey A. de Rohan
---------------------------------
Name:  Geoffrey A. de Rohan
Title: Executive Vice President

                                  ANCHOR HOLDINGS, INC.

                                  By: /s/ William W. Teeple
                                     ---------------------------
                                  Name:  William W. Teeple
                                  Title: Chief Financial Officer

                                                          (SEAL)

Attest: /s/ Geoffrey A. de Rohan
----------------------------------
Name:  Geoffrey A. de Rohan
Title: Executive Vice President

                                  STATE STREET BANK AND TRUST COMPANY

                                  By: /s/ Maryanne Y. Dufresne
                                     -------------------------------
                                  Name:  Maryanne Y. Dufresne
                                  Title: Assistant Vice President

                                                             (SEAL)

Attest: /s/Dennis Fisher
       ------------------------
Name:  Dennis Fisher
Title: Assistant Vice President

                                LIST OF EXHIBITS

EXHIBIT C     Issuer Subordinated Security Agreement
EXHIBIT D     List of Mortgages and Deeds of Trust
EXHIBIT E     Stock Pledge Agreements
EXHIBIT F     Intercreditor Agreement
